EXHIBIT 99.(p)(x)
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                         NEW STAR ASSET MANAGEMENT GROUP
                     PERSONAL ACCOUNT DEALING/CODE OF ETHICS


I.       INTRODUCTION
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         New Star has adopted a Code of Ethics (the "Code"), revised effective as of September 30, 2003, that complies with the regulations of the U.K. Financial Services Authority ("FSA") and the regulations of the U.S. Securities and Exchange Commission ("SEC") relating to personal securities transactions of New Star personnel.

         As it relates to the FSA regulations, the Code governs all directors, officers and "employees" of New Star (collectively, "New Star Employees"). For this purpose, the term "employee" includes consultants, secondees, temporary employees and their "closely connected persons" (as such term is defined below). The Code permits New Star Employees to buy and sell securities for their own accounts, including securities that may be purchased and sold by client accounts managed by New Star, subject to certain restrictions.

         As it relates to the SEC regulations, the Code governs directors, officers and "advisory persons" of New Star (collectively, "Access Persons"). For this purpose, the term "advisory person" means (1) any employee of New Star who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by New Star for the account of any U.S. mutual fund managed by New Star (a "Fund'), or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (2) any natural person who controls New Star and who obtains information concerning recommendations made by New Star to Fund clients with regard to the purchase or sale of a security by such Funds. Accordingly, advisory persons include all Fund management staff, all dealers and relevant back office staff. The Code permits Access Persons to buy and sell securities for their own accounts, including securities that may be purchased and sold for the accounts of Fund clients, subject to certain restrictions.

         In order to segregate the requirements of the Code applicable to New Star Employees versus Access Persons, New Star has established two policies under the Code, as follows:

         LEVEL 1 POLICY: This policy applies to all New Star Employees and is intended to comply with the FSA regulations.

         LEVEL 2 POLICY: This policy applies to all Access Persons and is intended to comply with the SEC regulations.

         Some persons may be subject to both policies.


II.      LEVEL 1 POLICY (FSA POLICY)
         ---------------------------

         As noted above, New Star is required under FSA regulations to maintain and apply a code of conduct in relation to personal securities transactions of staff within New Star.

         The FSA regulations require New Star to manage conflicts of interest fairly between itself and its customers and to organise and control its internal affairs responsibly and effectively. These requirements are especially important to ensure that none of the firm's customers are disadvantaged by the personal dealings of any of the firm's employees.

         In addition to the definitions set forth under the heading "Introduction" above, for purposes of the Level 1 Policy, the following terms shall be defined as set forth below:

         o    The term "closely connected person" of an employee includes:

              o the employee's spouse, person cohabiting with the employee as a spouse and, if under the age of 18, any child, stepchild and adopted child of either party;

              o any company in which the employee and/or any closely connected person is interested, directly or indirectly, in 15% or more of the equity capital;

              o any estate or trust where the employee is a personal representative of that estate or a trustee of that trust, if the employee holds, or may hold, a significant interest or such an interest is held, or may be held, by anyone whose relationship with the employee might reasonably be expected to give rise to a community of interest between them which may involve a conflict of interest in dealings with a third party;

              o any estate or trust where the employee is a personal representative of that estate or a trustee of that trust, whatever his interest, if the employee is not relying entirely on the advice of another person from whom it is appropriate to seek advice in the circumstances; and

              o any other person connected to the employee by reason of a domestic or business relationship (other than as arises solely because that person is a customer of the firm), such that the employee has material influence over that person's judgement in respect of his dealings.

         This definition is not exhaustive and may, in individual circumstances, be extended to apply to persons who can, otherwise than as specified above, reasonably be deemed to fall within an employee's sphere of influence.

         Under no circumstances may employees deal for unconnected friends or acquaintances on their personal account or on the account of a closely connected person if such persons would not qualify under these definitions.

         o The term "securities" means all types of investment, including their derivatives, except for life policies, unit trusts, mutual funds and subscriptions through investment trust or unit trust savings schemes. The term covers U.K. and foreign securities, both listed and unlisted. Included are the following: stocks and shares in U.K. or foreign companies; debenture stock, loan stock, bonds, notes, certificates of deposit, commercial paper or other debt instruments, including government, public agency, municipal and corporate issues; warrants; depository receipts; traded and conventional options; financial, currency and commodity futures; and contracts for differences.

              For the avoidance of doubt, "securities" does not include spot foreign exchange dealing for delivery of the currency. Forward or 'roll-over' contracts are, however, included. Spread betting on non-financial products is allowed and does not need approval but this activity should be kept to a minimum during business hours. No prior approval is required for OEICS, unit trusts, government bonds and life policies.

         o The term "dealing" means the application for, and the acquisition or disposal of, securities, either on a regulated market or over the counter whether in the U.K. or overseas. It does not include decisions to take up or allow to lapse rights, scrip

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

              dividends, options and warrants, any gifts of securities or acceptance of formal take-over or merger offers.

         PLEASE NOTE THAT NEW STAR EMPLOYEES WHOSE PERSONAL DEALINGS BREACH THE LETTER OR THE SPIRIT OF THE LEVEL 1 POLICY REQUIREMENTS SET FORTH BELOW WILL RENDER THEMSELVES LIABLE TO DISCIPLINARY ACTION UP TO AND INCLUDING DISMISSAL.

         The requirements of the Level 1 Policy are as follows:

         o No New Star Employee may effect a personal account transaction that will, or may, conflict with the firm's duties to its customers.

         o No New Star Employee may effect a personal account arm's transaction with any customer of the firm, subject to certain exceptions, except on an arm's length basis under standard business terms.

         o All personal account transactions must be approved by nominated persons within the firm prior to execution. Typically, this is the Head of Compliance or the Compliance Director. The CIO and Deputy CIO may also sign off transactions. Any deal in excess of (pound)25,000 requires sign off by the Compliance Director or CEO.

         o Transactions should be placed within 24 hours of obtaining authorisation.

         o Speculative, short term trading of stocks should not be undertaken by New Star Employees. New Star Employees are therefore required to hold stock for a minimum period of 3 months. There may be certain circumstances when shares bought in the previous 3 months may need to be sold within that period to meet liabilities (e.g., unexpected bills requiring settlement). In such cases, the reasons for the sale must be given in an attachment to the Personal Dealing authorization form and must be approved by the Chief Executive or the Compliance Director.

         o Where a New Star Employee has been precluded from effecting a personal account transaction, they must not procure another person to enter into such a transaction or communicate any information or opinion to another person if they know, or ought to know, that the person will, as a result, enter into such a transaction, or counsel or procure some other person to do so.

         o The firm receives and retains copies of contract notes of all personal account transactions.

         o The firm reserves the right to unwind, cancel or reallocate any personal account transaction.

         o In addition, New Star Employees are reminded about the insider dealing provisions contained in Part V of the Criminal Justice Act 1993 making it a criminal offence, with a maximum penalty of 7 years imprisonment and an unlimited fine, for an individual who has non-public information to deal in price-affected securities. This applies to trading undertaken on behalf of New Star and personal account transactions.

         NEW STAR EMPLOYEES WHO ARE SUBJECT TO THE LEVEL 1 POLICY WILL BE ASKED TO SUBMIT AN ANNUAL CONFIRMATION OF ALL THE TRANSACTIONS UNDERTAKEN IN THE PERIOD. NEW STAR EMPLOYEES SHOULD CONSULT THE COMPLIANCE DEPARTMENT IF THEY ARE IN ANY DOUBT AS TO WHETHER OR NOT AN INSTRUMENT IS A SECURITY FOR THE PURPOSE OF THE LEVEL 1 POLICY.

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

III.     LEVEL 2 POLICY (SEC POLICY)
         ---------------------------

         Because New Star acts as a sub-adviser of a US mutual fund, New Star is subject to the requirements of Rule 17j-1 promulgated by the SEC under the Investment Company Act of 1940 (the "1940 Act"). This rule governs the personal account dealing activities of New Star staff.

         Rule 17j-1 prohibits New Star and its affiliates from engaging in fraud, deceit or manipulative practices with respect to any Fund managed by New Star. Accordingly, this Level 2 Policy has been adopted by New Star to prevent Access Persons (as defined above) from:

              (1) serving their own personal interests ahead of Fund shareholders;

              (2) taking inappropriate advantage of their position with New Star and;

              (3)  engaging in any actual or potential conflicts of interest.

         Access Persons will be given a copy of this Code annually and will be required to certify to New Star that they have read and understand the Level 2 Policy contained herein as it relates to them, and have complied with it in all material respects.

         In addition to the definitions set forth under the heading "Introduction" above, for purposes of the Level 2 Policy, the following terms shall be defined as set forth below:

         o The term "beneficial ownership" refers to situations where a person has the right to direct the disposition of a security or possess voting power over the security, and enjoys some economic benefit from the ownership of the security.

         o The term "securities" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. The term does not include:

              (1)  direct obligations of the U.S. government

              (2) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (e.g., repurchase agreements), or

              (3) shares issued by open-end investment companies registered with the SEC under the 1940 Act (i.e., U.S. mutual funds) - PLEASE NOTE THAT THIS EXEMPTION DOES NOT EXTEND TO UK FUNDS ALTHOUGH PRE-APPROVAL ON UK FUNDS IS NOT REQUIRED.


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

         The requirements of the Level 2 Policy are as follows:

         o Prohibited Transactions. Access persons may not purchase or sell any security that, within the preceding 7 days, is or has been held by a Fund client, or is being or has been considered for purchase or sale by a Fund client, unless the transaction is executed at the same or worse price as that received by the Fund client. This prohibition will be monitored by the Head of Compliance or the Compliance Director through a review of trading after all personal account dealing. Access Persons may be required to unwind, cancel or reallocate any personal account transaction.

         o Pre-Approval Requirements. Access persons are required to have all personal securities transactions pre-approved by the Head of Compliance or the Compliance Director, except that the following transactions are exempt from this pre-clearance requirement:

              (1) purchases or sales effected in any account over which the Access Person has no direct influence or control

              (2) purchases or sales which are not voluntary on the part of the Access Person (i.e., stock splits, recapitalizations, and mergers)

              (3) purchases which are part of an automatic dividend reinvestment plan

              (4) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired

              (5)  gifts of securities to charitable organizations, and

              (6) purchases and sales of options on broad stock indices. Notwithstanding the foregoing, advisory persons must obtain the approval of the Head of Compliance or the Compliance Director before directly or indirectly acquiring beneficial ownership in any securities issued in an initial public offering in the U.S. or in a private placement transaction in the U.S.

         o Initial and Annual Holdings Reports. No later than 10 days after a person becomes an Access Person or the effective date of this Code (whichever is later), Access Persons must report the following information to the Head of Compliance or the Compliance Director:

              (1) the title, number of shares and principal amount of each security, INCLUDING UK UNIT TRUSTS OR OEICS, in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person, and

              (2) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person.

         In addition, the same information must be reported to the Head of Compliance or Compliance Director on an annual basis. New Star has set an annual confirmation date of 30 September. With regard to the annual report, the information provided must be current as of a date no more than 30 days before the report is submitted.

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

         o Quarterly Transaction Reports. No later than 10 days after the end of each calendar quarter, Access Persons must report the following information to the Head of Compliance or Compliance Director:

              (a) with respect to any transaction during the quarter in a security over which the Access Person had any direct or indirect beneficial ownership,

                   (1) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved,

                   (2)  the nature of the transaction (i.e., purchase or sale),

                   (3) the price of the security at which the transaction was effected, and

                   (4) the name of the broker, dealer or bank with or through whom the transaction was effected, and

              (b) with respect to any account established by the Access Person in which securities were held during the quarter for the direct or indirect benefit of the Access Person,

                   (1) the name of the broker, dealer or bank with whom the Access Person established the account, and

                   (2) the date the account was established. The quarterly report must be submitted to the Head of Compliance or Compliance Director by each Access Person even if such person did not effect any securities transactions during the quarter.

         o Exceptions to Reporting Requirements. An Access Person need not submit the initial, annual or quarterly reports discussed above with respect to transactions effected for, and securities held in, any account over which the person has no direct or indirect influence or control. In addition, an Access Person need not submit the quarterly reports discussed above if the report would duplicate information contained in broker trade confirmations or account statements submitted to the Head of Compliance or Compliance Director by the Access Person in lieu of the reports.

         o Review of Reports. The Compliance Department shall be responsible for reviewing the initial, annual and quarterly reports of Access Persons in order to detect violations of the Level 2 Policy. In the event a violation is detected, the Compliance Director, in conjunction with other senior management personnel, shall determine what sanctions, if any, shall be imposed on the violator, including reprimands, fines or assessments, removal from office, or suspension or termination of employment.

         o Reports to Fund Board of Directors; Recordkeeping. No less frequently than annually, New Star will furnish to the board of directors of any Fund it manages a written report that

              (1) describes any issues arising under the Level 2 Policy since the last report to the board, including information about material violations of the Level 2 Policy and sanctions imposed in response thereto, and

              (2) certifies that New Star has adopted procedures reasonably necessary to prevent Access Persons from violating the Level 2 Policy.

New Star will maintain records relating to the Level 2 Policy, as required by Rule 17j-1 (f) under the 1940 Act.

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